NEWS RELEASE

BROOKFIELD HOMES REPORTS THIRD QUARTER EARNINGS

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on October 31, 2005 at 11:00 am (Eastern Time) at 1-800-251-4491, toll free in North America. The archived teleconference may be accessed by dialing 1-800-807-5315, toll free in North America through November 14, 2005. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, October 28, 2005 – (BHS: NYSE) Brookfield Homes Corporation today announced its results for the third quarter ended September 30, 2005:

•	Housing revenue totaled $253 million compared to $308 million for the same period in 2004, a decrease of $55 million. The decrease in housing revenue is primarily due to 131 fewer units closed during the quarter compared to the same period in 2004, partially offset by an increase in the average selling price of the company’s homes to $693,000 from $620,000 for the same period last year. The company has closed or in backlog 1,750 homes for 2005 and anticipates a backlog of approximately 30% of its planned 2006 home closings by December 31, 2005.

•	Net income for the quarter totaled $38 million or $1.20 per share, an increase of $9 million or $0.26 per share from the same period in 2004. Contributing to the increase in net income were improvements in the housing gross margin to 29% from 21% in the same period in 2004.

•	Financial Highlights:

Results of Operations	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
(Millions, except per share amounts)	2005	2004	2005	2004
Housing revenue	$253	$308	$634	$659
Total revenue	267	313	672	685
Gross margin	81	68	205	149
Contribution from bulk land sales to net income	2	-	5	-
Net income	38	29	89	57

Earnings per share – diluted
– Excluding bulk land sales	$1.14	$0.94	$2.67	$1.81
– Bulk land sales	0.06	-	0.16	-

	$1.20	$0.94	$2.83	$1.81

Recent Developments and Operating Highlights

•	Tender Offer: The company commenced its tender offer to purchase up to 3,000,000 shares of its outstanding common stock, at a price per share of $55.00, for an aggregate payment of $165 million if the maximum number of shares are repurchased. Brascan Corporation, the major stockholder of Brookfield Homes, has indicated that it intends to tender up to an equivalent number of shares as the aggregate number of shares tendered by other stockholders. The tender offer expires on November 15, 2005, unless extended.

•	Declared Dividend: The company declared a semi-annual dividend of $0.16 per common share payable on December 30, 2005 to stockholders of record on December 15, 2005.

•	Lot Sales: The company previously announced the possible sale of 2,000 lots on which the expected net income is $75 million. To date, the company has sold 560 of these lots for proceeds of $59 million, and net income of $21 million or $0.67 per share, of which $2 million or $0.06 per share was recorded during the three months ended September 30, 2005.

•	Lots Owned and Controlled: The company’s lots owned or controlled total 30,009, an increase of 7% from inventory levels at the end of 2004. Direct ownership of 12,792 lots provides strong visibility on our future cash flows, and 17,217 lots under option are controlled with the objective of adding value through land entitlements.

•	A summary of our lots, owned or controlled under option, by region, follows:

	San Francisco	Southland /	San Diego /		Washington
	Bay Area	Los Angeles	Riverside	Sacramento	D.C. Area	Total
Lot supply
Owned	1,282	711	6,338	310	4,151	12,792
Optioned	3,551	2,327	1,822	4,510	5,007	17,217

Total	4,833	3,038	8,160	4,820	9,158	30,009

Geographic diversification of lots	16%	10%	27%	16%	31%	100%

Outlook

“In recent weeks consumer confidence and interest rate increases have impacted housing demand, but we believe that the lot supply constraints in the California and Washington D.C. Area reduces the impact of these drivers of demand. In addition, we are confident that we can continue to add value by entitling lots for sale to other homebuilders or for homebuilding in our own operations. Having said that, building shareholder value remains our priority. We believe that currently a good use of capital is to invest in our own company through our ongoing share buyback program and the recently announced tender offer of $55.00 per share,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.

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THE FOREGOING DESCRIPTION OF THE TENDER OFFER IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF BROOKFIELD HOMES’ COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY BROOKFIELD HOMES’ COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS, WHICH THE COMPANY IS MAILING OUT TO ITS STOCKHOLDERS. STOCKHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS CAN BE OBTAINED FOR FREE BY CALLING THE INFORMATION AGENT, MELLON INVESTOR SERVICES LLC AT 1-800-261-8066. STOCKHOLDERS WILL ALSO BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE AT BROOKFIELD HOMES’ WEBSITE WWW.BROOKFIELDHOMES.COM, OR THE SEC’S WEBSITE AT WWW.SEC.GOV.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning the expected tender offer, possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), expected 2005 earnings guidance, possible bulk land sales and net income derived therefrom, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
(thousands, except per share amounts)	2005	2004	2005	2004
Revenue
Housing	$253,059	$307,475	$633,566	$658,513
Land and other revenues	14,650	5,593	38,728	26,191

Total revenue	267,709	313,068	672,294	684,704
Direct cost of sales	(186,319)	(245,626)	(466,854)	(536,604)

	81,390	67,442	205,440	148,100
Equity in earnings from housing and land joint ventures	15,658	4,364	25,249	8,357
Selling, general and administrative expense	(28,907)	(18,073)	(69,894)	(51,444)
Minority interest	(6,888)	(6,173)	(15,877)	(12,980)

Net income before taxes	61,253	47,560	144,918	92,033
Income tax expense	(23,431)	(18,073)	(55,797)	(34,973)

Net income	$37,822	$29,487	$89,121	$57,060

Earnings per share
Basic	$1.22	$0.96	$2.88	$1.85
Diluted	$1.20	$0.94	$2.83	$1.81
Weighted average shares outstanding
Basic	30,931	30,958	30,932	30,907
Diluted	31,481	31,605	31,518	31,542

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at September 30		As at December 31
(thousands)	2005	2004	2004
Assets
Housing and land inventory	$884,022	$704,454	$679,930
Investments in housing and land joint ventures	57,590	76,666	59,810
Consolidated land inventory not owned	23,100	21,425	47,240
Receivables and other assets	50,266	61,678	73,986
Cash and cash equivalents	211,538	119,837	186,731
Deferred income taxes	35,588	36,780	33,924

	$1,262,104	$1,020,840	$1,081,621

Liabilities and Stockholders’ Equity
Project specific and other financings	$590,736	$479,194	$512,098
Accounts payable and other liabilities	290,289	200,313	256,985
Subordinated debt	-	137,294	-
Minority interest	52,342	44,292	66,422
Stockholders’ equity	328,737	159,747	246,116

	$1,262,104	$1,020,840	$1,081,621